AGREEMENT AND PLAN OF MERGER

BETWEEN

ACROBOO, INC.

AND

EZYCLOUD HOLDING INC.

This Agreement and Plan of Merger (the “Agreement”), dated as of January 15, 2016, is by and between AcroBoo, Inc., a Nevada corporation (the “Acquisition Entity”), and Ezycloud Holding Inc., a Nevada corporation (the “Merging Sub”).

RECITALS

A.

The Merging Sub is a corporation duly organized and existing under the Nevada Revised Statutes.   The Acquisition Entity is the owner of One Hundred Percent (100%) of the outstanding shares of each class of the Merging Sub that are entitled to vote on the merger that is the subject of this Agreement.

B.

The Board of Directors of the Acquisition Entity and the Merging Sub have determined that it is advisable and in the best interests of Acquisition Entity and the Merging Sub that the Merging Sub merge with and into the Acquisition Entity upon the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Acquisition Entity and the Merging Sub hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

1.

Merger.  In accordance with  the provisions of this Agreement and the Nevada Revised Statutes, effective upon the filing of the Articles of Merger (the “Articles of Merger”), entered into concurrently herewith, with the Secretary of the State of Nevada (the “Effective Time”), the Merging Sub will be merged with and into the Acquisition Entity (the “Merger”), the separate existence of the Merging Sub shall cease and the Acquisition Entity shall be, and is herein sometimes referred to as, the “Surviving Entity.”  Without limiting the generality of the foregoing, as a result of the Merger, all rights, powers, privileges, obligations and duties of the Merging Sub, shall become the rights, powers, privileges, obligations and duties of the Acquisition Entity.

2.

Name of Surviving Entity.  The name of the Surviving Entity shall be “Ezy Cloud Holding Inc.”

3.

Governing Documents.  The Articles of Incorporation of the Acquisition Entity, as amended to the extent provided in the Articles of Merger, and the Bylaws of the Acquisition Entity, as in effect at the Effective Time, shall continue in full force and effect as the Articles of Incorporation and Bylaws of the Surviving Entity until sooner terminated or changed as permitted by the provisions of Nevada Revised Statutes, as amended.

4.

Directors and Officers.  At the Effective Time, the directors and the officers of the Surviving Entity shall be the incumbent directors and officers of the Acquisition Entity, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Articles of Incorporation or Bylaws of the Surviving Entity.

5.

Conversion of Securities and Consideration.  At the Effective Time, by virtue of the Merger and in consideration therefor, and without any action on the part of the Merging Sub or the Acquisition Entity or any stockholder thereof, (i) each share of the Merging Sub’s common stock shall be cancelled, and (ii) each share of the Acquisition Entity shall remain unchanged in the hands of the holders thereof as an outstanding share of the Surviving Entity.

6.

Representations and warranties of the Acquisition Entity.  The Acquisition Entity represents and warrants to the Merging Sub, that as of the date of this Agreement and as of the Effective Time, (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (b) it has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and Plan of Merger and to execute the Articles of Merger and to perform its obligations hereunder, (c) this Agreement has been duly executed and delivered by Acquisition Entity, and has been authorized by all necessary corporate action, and constitutes the legal, valid and binding obligation of the Acquisition Entity, enforceable in accordance with its terms, and (d) the execution, delivery and performance of this Agreement does not conflict with any provision of the Articles of Incorporation or Bylaws of the Acquisition Entity.

7.

Representations and warranties of the Merging Sub.  The Merging Sub represents and warrants to the Acquisition Entity that as of the date of this Agreement and as of the Effective Time (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (b) it has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to perform its obligations hereunder, (c) this Agreement has been duly executed and delivered by the Merging Sub, and has been authorized by all necessary corporate action, and constitutes the legal, valid and binding obligation of the Merging Sub, enforceable in accordance with its terms, and (d) the execution, delivery and performance of this Agreement does not conflict with any provision of the Articles of Incorporation or Bylaws of the Merging Sub.

8.

Entire Agreement. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them.

9.

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect.

10.

Termination.  Prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by action of the Board of Directors of Acquisition Entity, acting in its sole discretion.

11.

Amendment.  Prior to the Effective Time, this Agreement may be amended, modified or supplemented only by an agreement in writing executed by both the Merging Sub and the Acquisition Entity.

12.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to principles of conflicts of law.

13.

Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

14.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page to follow]

AGREEMENT AND PLAN OF MERGER

BETWEEN

ACROBOO, INC.

AND

EZYCLOUD HOLDING INC.

Signature Page

IN WITHNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Merging Sub:

Ezycloud Holding Inc.

By: /s/ Lim Kor Kiat

       Name: Lim Kor Kiat

       Title: Chief Executive Officer

       Acquisition Entity

 AcroBoo, Inc.

 By: /s/ Lim Kor Kiat

        Name: Lim Kor Kiat

        Title: President